NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 14, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 01, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. In connection with the merger between The AZEK Company Inc. and James Hardie Industries plc which became effective before market open on July 1, 2025, the American Depositary Shares (Each representing One (1) unit of CHESS Unit of Foreign Securities) of James Hardie Industries plc (OLD) has been mandatorily exchanged into Ordinary Shares of James Hardie Industries plc (NEW). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of American Depositary Shares (Each representing One (1) unit of CHESS Unit of Foreign Securities) of James Hardie Industries plc (OLD) and does not affect the continued listing on the NYSE of the Ordinary Shares of James Hardie Industries plc (NEW). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 01, 2025.